SETTLEMENT AGREEMENT AND AMENDMENT NO. 3 TO THE

AMENDED  AND RESTATED MARKETING AND PROMOTIONS AGREEMENT

This Settlement Agreement and Amendment is entered into this 13th day of June 2019 by and among Bluegreen Vacations Unlimited, Inc. (“Bluegreen”) on the one hand and Bass Pro, LLC and Big Cedar, LLC (“Bass Pro”) on the other hand. Bluegreen and Bass Pro are collectively referred to herein as the “Parties”.

WHEREAS, the Parties are party to the Amended and Restated Marketing and Promotions Agreement dated December 31, 2007, as amended (the “Marketing Agreement”) and the Bluegreen/Big Cedar Vacations, LLC Joint Venture Operating Agreement dated December 31, 2007 (the “Joint Venture”) (collectively, the Marketing Agreement and Operating Agreement as of the date of this agreement are defined as the “Existing Agreements”) ;

WHEREAS, disputes have arisen under the Marketing Agreement and Bass Pro filed an action styled Bass Pro, LLC and Big Cedar, LLC vs Bluegreen Vacations Unlimited, Inc. in the United States District Court for the Western District of Missouri and Bluegreen has filed a counterclaim against Bass Pro in that action (the “Lawsuit”);

WHEREAS, the Parties wish to settle the pending lawsuit and resolve the disputes between the Parties on the terms set forth herein.

WHEREAS, as part of the settlement, the Parties agree to amend the Existing Agreements per the terms and agreements set forth below.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is agreed and acknowledged, the parties agree as follows:

1.	Settlement Payment

Within 15 days after the execution of this Settlement Agreement and Amendment,  Bluegreen will pay to Bass Pro $20 million and an additional $4 million each January 1st, starting in 2020 throuh January 1, 2024 (a total of 5 payments in the amount of $4 million each).  In addition, Bass Pro will be entitled to keep the remaining annual prepaid amount paid by Bluegreen to Bass Pro pursuant to the Marketing Agreement.

2.	Access to Stores and Marketing Channels

Effective immediately upon execution of this Settlement Agreement and Amendment, Bluegreen will be permitted exclusive access to the Bass Pro Marketing Channels as defined in the Marketing Agreement and full, exclusive access to the same marketing channels of Cabela’s stores. Bass Pro agrees to immediately put Bluegreen’s kiosks back in place where the kiosks were previously located in each of the Bass Pro stores in the same condition as they were on May 24, 2019.

3.	Amendment of Marketing Agreement

The Marketing Agreement is hereby amended as follows:

a. Bluegreen shall pay Bass Pro a fixed annual fee of $70,000 per store actually accessed by Bluegreen, excluding the Joint Venture Feeder Stores, plus $32.00 per net vacation package sold (less cancellations/refunds within 45 days of the sale), excluding package sales in the Joint Venture Feeder Stores, subject to  the following minimum number of stores:

i.  Bass Pro Shops: no less than 60 stores annually. Notwithstanding the foregoing, should there be less than 60 Bass Pro stores open, the minimum requirement shall be no more than the number of Bass Pro stores open for business. Bluegreen, however, has the option to leave a store or stores if store traffic in such store or stores falls by 25% or more year over year. If those traffic reduction conditions were met and Bluegreen invoked the option to exit a store or stores, the minimum number of stores required under this paragraph would be reduced accordingly.

ii  Cabela’s: (i) no less than 10 stores for the period from July 1, 2019 through December 31, 2019 (ii) no less than an additional 30 stores from the period January 1, 2020 through December 31, 2020 (for a total of 40 stores); and (iii) no less than 20 additional stores for the period from January 1, 2021 through December 31, 2021 (for a total of 60 stores). After December 31, 2021, the minimum number of Cabela’s stores will be 60 stores annually until expiration of the Amended Marketing Agreement on December 31, 2024. Notwithstanding the foregoing, should there be less Cabela’s stores open than the minimum requirement above during the relevant time periods, the minimum requirement shall be no more than the number of Cabela’s stores open for business during such time period.  Bluegreen, however, has the option to leave a store or stores if store traffic in such store or stores falls by 25% or more year over year. If those traffic reduction conditions were met and Bluegreen invoked the option to exit a store or stores, the minimum number of stores required under this paragraph would be reduced accordingly.

b. The $70,000 annual payment will be made on January 1st of each calendar year starting January 1, 2020.  Payment for 2019 shall be due within 15 days after the execution of this Settlement Agreement and Amendment (prorated for 2019 based on such effective date).  The $32.00 net vacation package sales portion of the fee will be paid monthly in arrears for net vacation package sales commencing on the effective date of this Settlement Agreement and Amendment .  This means that the $32.00 net vacation package sales fee will be paid within 20 days following the month when the 45-day cancellation period expires.

c. If the required minimum stores identified above are available and not accessed for either Bass Pro or Cabela’s stores, Bluegreen will pay Bass Pro an $80,000 annual payment for the number of stores below the minimum.

d. After this Settlement Agreement and Amendment is executed, the fees payable under the Marketing Agreement shall be as provided in this Settlement Agreement and Amendment in lieu of the payments required by the Marketing Agreement before this Agreement modified those terms.

e. The payment provided in paragraph 1, herein, shall settle and resolve all claims asserted by Bass Pro in the Lawsuit as to the method of calculation used by Bluegreen in the period before execution of this Settlement Agreement and Amendment and claims for any other amounts that would have been due to Bass Pro through the effective date of the Settlement Agreement and Amendment.

f. Any and all complaints that directly relate to Bass Pro, the Joint Venture or Big Cedar, or arising out of any Bass Pro Marketing channel and relating in any way to Bluegreen (collectively, the "Complaints") shall continue to be promptly reported to Bass Pro, but in no event later than 30 days after receipt by Bluegreen.   In addition, Bass Pro will report any Complaints to Bluegreen promptly, but in no event later than 30 days after receipt by Bass Pro.

g. The resolution of Complaints shall be managed by a new customer service team physically located on the Big Cedar campus.  The cost of the Big Cedar on-site campus team will be mutually agreed-upon and borne by Bluegreen. To the extent that the Big Cedar campus team cannot fully and adequately resolve a Complaint, the issue will be resolved through discussions between designated senior Bass Pro and Bluegreen management.

h. The parties agree that Bluegreen in-store sales representatives for the 8 Joint Venture Feeder   Stores will be paid based on a compensation model which includes a base salary and a commission, with the commission portion to be determined based 50% on sales performance and 50% on customer service criteria.  This compensation structure will be used in the 8 Joint Venture Feeder Stores for no less than 12 months.   During this same time period, Bluegreen agrees to study how this compensation model may be applied to all remaining stores.

i. Bluegreen agrees to incorporate customer service and customer engagement guidelines into manager and associate compensation plans for all stores.  Bass Pro will provide, for Bluegreen’s consideration, the guidelines provided to Bass Pro/Cabela’s credit card kiosk associates.

j. Bluegreen agrees to implement additional sales training and conduct requirements that both parties jointly agree upon, which will include an agreement that Bluegreen sales representatives will continue to stay within 10 feet of the Bluegreen kiosks when engaged in any sales activity or communications with customers. Bluegreen will terminate sales representatvies who do not abide by Bluegreen Bass Pro personnel conduct requirements.Bass Pro will provide, for Bluegreen’s consideration, the sales training and conduct requirements provided to Bass Pro/Cabela’s credit card kiosk associates.

k. Bluegreen agrees to continue testing changes to its sales processes with updated podium presentations, etc., with a goal of shortening the sales presentation time and will share its new sales process updates with Bass Pro for implementation at the Joint Venture’s sales centers.

l. Bluegreen agrees to improve the quality of kiosks up to mutually agreed standards.

m. Bluegreen agrees to retain a third-party firm to monitor and report on all on-line Complaints and provide monthly reports received from that third-party firm to Bass Pro.  These on-line comments and Complaints shall also be received by the Joint Venture for resolution through the Big Cedar campus on-site team. Bass Pro agrees to report to Bluegreen in writing any on-line comments and Complaints received in the Bass Pro stores.

n. The Big Cedar on-site team will have authority and discretion to resolve Complaints through rescission so long as granting rescission is consistent with Bluegreen’s overall rescission policy.
o. The Joint Venture will continue to have the right to resell Joint Venture customer inventory acquired through Complaint resolution.

p. Bluegreen will have full and exclusive access to Cabela’s stores to staff Bluegreen sales representatives at kiosks and to place kiosks in advantageous locations similar to those provided in the Bass Pro stores.

q. Bluegreen will, to the extent available to it, continue selling to the Joint Venture tours developed from Choice Hotels at a rate of $230/tour during the 12 months beginning July 1, 2019 through June 30, 2020.  After June 30, 2020, the Joint Venture may enter into a reciprocal tour sale agreement with Bluegreen on similar terms.  Under any agreement entered into after June 30, 2020, any change in the tour purchase cost can be made only upon 90 days prior written notice.  Bluegreen will not assess any other charges to the Joint Venture that are associated with the delivery of services in support of the tour packages sold by the JV, including bookings, etc.

4.	Public Statements

The parties will issue a joint press release to be filed simultaneously with the execution of this Amendment  in the form attached as Exhibit 1.  Bass Pro understands that Bluegreen has certain disclosure obligations required under applicable laws and regulations.  Bluegreen agrees to provide Bass Pro prior notice of and an opportunity to review filings that relate to the execution of this Settlement Agreement and Amendment .

5.	Contributions to Wonders of Wildlife

Bluegreen, or an affiliated charitable foundation, will contribute $5.00 per net vacation package sold (less cancellations/refunds within 45 days) to the Wonders of Wildlife Foundation, with appropriate marketing/recognition of Bluegreen’s donation. The minimum annual gift will be $700,000 per year.  The 2019 gift payment of $700,000 will be made within 30 days of the execution of this Settlement Agreement and Amendment . Subsequent to 2019, minimum gift payments for 2020 and thereafter will be paid on January 1st of each year, with a “true-up” to account for any additional amounts due based on the annual number of net vacation packages sold (less cancelations/refunds within 45 days)  paid by February 15th of each subsequent calendar year.

6.	Dispute Resolution and Governing Law:

a. In lieu of any and all dispute resolution provisions provided for in the Marketing Agreement or the Operating Agreement of the Joint Venture, the Parties agree that any and all disputes arising from the agreements between the parties that are not resolved by mutual agreement shall be resolved in binding arbitration conducted by a single arbitrator who shall be a former state or Federal Delaware judge selected through the JAMS process. Unless otherwise agreed by the parties, any in person proceedings will be held in Kansas City, Missouri and such arbitration proceedings will be conducted pursuant to the JAMS rules and procedures, except that any arbitration must be completed within 90 days of the selection of the arbitrator notwithstanding any JAMS rules or procedures to the contrary.  The parties further agree not to request that the appointed arbitrator extend the 90-day deadline and time period once an arbitration has been initiated. No party may in the future unilaterally terminate any agreement or unilaterally refuse to perform obligations under any agreement until and unless such actions are adjudicated through the arbitration process and determined to be appropriate by an interim or final arbitration award.

b. Delaware law shall govern this Settlement Agreement and Amendment.
7.	Amendment of Operating Agreement
a. Bluegreen has discretion to appoint three members of the Joint Venture Management Committee. Shawn Pearson shall be one of the initial Bluegreen-appointed members.
b. Bass Pro has discretion to appoint two members of the Joint Venture Management Committee. Jim Hagale shall be one of the initial Bass Pro-appointed members.

c. Bluegreen agrees to move forward with development of the currently approved cabins and Long Creek phase 3. Further, Bluegreen will approve an additional 10 cabins on the basis of proformas similar to those of the previously approved 6 cabins and subject to a mutual agreement on the location. Bluegreen and Bass Pro agree to meet within 30 days of the effective date of the Amended Marketing Agreement to discuss the development of a comprehensive master plan, including, among other things, a hotel concept and development of the 109 acres, that calls for governance of the location, type of structures, proformas, costs, anticipated sell out and hurdle rates, including sale of 15 acres from the Joint Venture and construction management. It is anticipated that the parties will meet to discuss options to address the Joint Venture inventory shortage.

d. The Joint Venture will manage the Joint Venture Feeder Stores and bear the costs of operating and revenues generated from the Joint Venture Feeder Stores.
8.	Mutual Releases and Dismissal of Lawsuit

Bass Pro hereby releases and forever discharges Bluegreen of all claims, causes of action, suits, charges, complaints, or demands in law or equity, whether any such liability is known or unknown against Bluegreen and any Bluegreen’s officers, directors, employees, agents, representatives, subsidiaries, affiliates, heirs, executors, administrators, assigns and successors arising from acts or omissions occurring prior to execution of this Settlement Agreement and Amendment or that were or  could have been presented in case number 6:19-cv-031430RK, Bass Pro, LLC et al v. Bluegreen Vacations Unlimited, Inc., in the District Court for the Western District of Missouri.

Bluegreen hereby releases and forever discharges Bass Pro of all claims, causes of action, suits, charges, complaints, or demands in law or equity, whether any such liability is known or unknown against Bass Pro and any Bass Pro’s officers, directors, employees, agents, representatives, subsidiaries, affiliates, heirs, executors, administrators, assigns and successors arising from acts or omissions occurring prior to execution of this Settlement Agreement and Amendment or that were or could have been presented in case number 6:19-cv-031430RK, Bass Pro, LLC et al v. Bluegreen Vacations Unlimited, Inc., in the District Court for the Western District of Missouri.

Notwithstanding the releases and waivers, the parties’ past conduct may be considered as evidence of a course of conduct with respect to any future claims of breach or bad acts alleged to have occurred after the execution of the Amendment.

9.	Miscellaneous

Severability.  If any provision of this Amendment, or the application of any such provision to any Person or circumstance shall be held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, the remainder of this Amendment, or the application of such provisions to any other Persons to circumstance, shall not be affected thereby and shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part hereof.  In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision, as me be possible and be legal, valid and enforceable.

Effect of Headings.  Headings and captions contained in this Amendment in no way define or limit the scope or intent of this Amendment.

Counterparts.  This Amendment may be executed in one or more counterparts, all o\f which shall be considered one ad the same agreement and shall become effective when one or more counterparts shall have been signed by each party and delivered to each other party.  Facsimile, email and .pdf signatures hereon shall, for all purposes, be considered originals.

No Other Changes; Conflicts.  Except as herein provided, the provisions of the Existing Agreement shall remain unchanged and in full force and effect.  In the event of any conflict between the provisions of the Existing Agreements and the provisions of this Amendment, the provisions of this Amendment shall control.

Effective as of the date first written above.

Bluegreen Vacations Unlimited, Inc.

By:

Print Name:

Title:

BlueGreen/Big Cedar Vacations, LLC

By: Bluegreen Vacations Unlimited, Inc., its Managing Member

By:

Print Name:

Title:

BIG CEDAR, L.L.C

By:

Print Name:

Title:

BASS PRO, INC.

By:

Print Name:

Title: